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                                                                      EXHIBIT 21



                           NCI BUILDING SYSTEMS, INC.

                              List of Subsidiaries


         NCI Holding Corp.                                 Delaware

         NCI Operating Corp.                               Nevada

         A & S Building Systems, Inc.                      Texas